EMPLOYMENT AGREEMENT

This AGREEMENT dated as of February 29, 2012 between Craig dos Santos, residing at 509 Duboce Ave., San Francisco, CA 94117 (“Executive”), and ASCEND ACQUISITION CORP., a Delaware corporation having its principal office at _______________ (“Company”);

WHEREAS, Executive is currently serving as the Chief Executive Officer of Andover Games, LLC (“Andover Games”);

WHEREAS, the Company has entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) dated as of December 30, 2011, by and among the Company, Ascend Merger Sub, LLC (“Merger Sub”), Andover Games and certain of the members of Andover Games, pursuant to which Merger Sub will be merged with and into Andover Games (the “Merger”);

WHEREAS, the Company desires to enter into a new employment agreement with Executive to take effect upon consummation of the Merger (the “Commencement Date”); and

WHEREAS, Executive is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

IT IS AGREED:

1.	Employment, Duties and Acceptance.

1.1        General. The Company hereby agrees to the continued employment of Executive as its Chief Executive Officer (“CEO”), effective on the Commencement Date. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as CEO. The Company and Executive acknowledge that Executive’s primary functions and duties as CEO are set forth in Exhibit A.

1.2        Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder.

1.3        Location. The Company will maintain its principal executive offices within a thirty (30) mile radius of its current location in San Francisco, California. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.            Term. The term of Executive’s employment hereunder shall commence on the Commencement Date and shall continue until two years (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(c) shall no longer be in effect.

3.	Compensation and Benefits.

3.1        Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $225,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures. Specifically, Executive agrees that Company may deduct and withhold from his compensation hereunder the amounts required to be deducted and withheld under the provisions of the applicable Federal and state laws heretofore or hereafter enacted requiring the withholding of compensation.

3.2        Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions.

2

3.3        Vacation. Executive shall be entitled to such paid vacation days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.4        Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

4.	Termination.

4.1        Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2        Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3        By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as CEO (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or material dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause”; provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

3

4.4          By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c). “Change in Control” shall mean the acquisition, by any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement, of securities of the Company (in one or more transactions) having 50% or more of the total voting power of all the Company’s securities than outstanding.

4

4.5        By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6        Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)        Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all accrued but unused vacation pay.

(b)        Payment Upon Termination by the Company For “Cause”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the through the date of termination; (ii) all valid expense reimbursements; and (iii) all unused vacation pay through the date of termination required by law to be paid.

(c)        Payment Upon Termination by Company or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the end of the end of the current annual term (eg, a termination in month three of this contract would result in an additional nine months of payments, and a termination in month 15 of the agreement would also result in an additional nine months of payments) of the Agreement, payable in accordance with Section 3.1; (ii) all valid expense reimbursements; and (iii) all accrued but unused vacation pay.

(d)        Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5

5.	Protection of Confidential Information

5.1         Acknowledgment. Executive acknowledges that:

(a)        As a result of his current and prior employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)        The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should divulge Confidential Information.

(c)        The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2        Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6

5.3        Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4        Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.5        Modification. If any provision of Section 5.2 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.6        Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason.

7

6.	Miscellaneous Provisions.

6.1        Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

Craig dos Santos

509 Duboce Ave.

San Francisco, California 94117

If to the Company:

360 Ritch Street, Floor 3

San Francisco, California 94107

With a copy in either case to:

Greenberg Traurig, LLP

1900 University Ave., 5th Floor

East Palo Alto, CA 94303

Attn: Todd Rumberger, Esq.

email: rumbergert@gtlaw.com

6.2        Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3        Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in California.

8

6.4        Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5        Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6        Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

9

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ASCEND ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Chairman

/s/ Craig dos Santos
Craig dos Santos

10

EXHIBIT A

Duties: Craig dos Santos shall be responsible for the following duties and any other duties upon which Santos and the Company agree to in writing: (i) operate and manage the Company as CEO including but not limited to all aspects of day-to-day operations, (ii) recruiting (iii) leading game design and monetization and (iv) assistance with finance.

11